Exhibit 99
TEXTRON Corporate Communications Department NEWS Release Investor Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Susan Bishop - 401-457-2362
Textron Announces 2002 Results In Line With Its Targets

Providence, Rhode Island - January 23, 2003 - Textron Inc. (NYSE: TXT) today reported fourth quarter and full-year results in line with its targets.

Fourth quarter 2002 diluted earnings per share were $0.95 and net income was $131 million, compared to fourth quarter 2001 diluted earnings per share of $1.81 and net income of $257 million. Full-year 2002 diluted earnings per share before the cumulative effect of a change in accounting principle were $2.60 and income before the cumulative effect of a change in accounting principle was $364 million, compared to $1.16 and $166 million for the full-year 2001.

Full-year 2002 revenues were $10.7 billion, down from $12.3 billion in 2001, reflecting higher revenues in the Aircraft segment, offset by the loss of revenue due to the divestiture of Automotive Trim and other businesses and lower revenue in the non-aircraft segments.

Textron presents certain other financial measures to assist in understanding the ongoing operational results of the business. Such measures are presented in a manner consistent with how operating performance is measured for management compensation purposes. While these additional financial measures can be useful in analyzing operating performance, they should be used only in conjunction with results presented in accordance with Generally Accepted Accounting Principles (GAAP).

Fourth quarter 2002 diluted earnings per share included $0.17 per share in after-tax charges and costs related to restructuring, a $0.17 per share after-tax, non-cash charge related to Textron's common stock holdings in Collins & Aikman Corp. and a $0.25 per share after-tax gain from the sale of the Snorkel business, including a tax benefit associated with the transaction. Fourth quarter 2001 diluted earnings per share included $0.13 per share in after-tax charges and costs related to restructuring, and a $1.47 per share after-tax gain related to Automotive Trim, which was sold at the end of 2001.

Excluding these items, fourth quarter 2002 adjusted diluted earnings per share were $1.04, compared to $0.47 per share in the fourth quarter of 2001. Fourth quarter 2001 adjusted diluted earnings per share included $0.14 per share in goodwill amortization expense.

 Full-year 2002 diluted earnings per share included $0.55 per share in after-tax charges and costs related to restructuring, an $0.11 per share after-tax loss related to various transactions associated with Automotive Trim and a $0.25 per share after-tax gain from the sale of the Snorkel business, including a tax benefit associated with the transaction. Full-year 2001 diluted earnings per share included $0.64 per share in after-tax charges and costs related to restructuring, $1.98 per share in after-tax asset impairment charges and a $1.46 per share, after-tax gain related to the sale of Automotive Trim.

Excluding these items, full-year 2002 adjusted diluted earnings per share were $3.01, compared to $2.32 per share in 2001. Full-year 2001 adjusted diluted earnings per share included $0.62 per share in goodwill amortization expense.

Textron recorded full-year free cash flow before restructuring of $336 million. The company also continued to make progress on its restructuring program, with $129 million in incremental savings over the prior year.

In the fourth quarter, the company recorded a $91 million after-tax, non-cash reduction directly to equity to reflect additional minimum liability under several of its pension plans.

"At Textron, 2002 was a year of action and results," said Lewis B. Campbell, Textron chairman, president and CEO. "Despite the challenges of the economic environment, we met our earnings per share and free cash flow targets. And, although we expect 2003 to be another difficult year in our end markets, we will continue to strengthen our businesses' competitive positions and build a foundation for strong future growth opportunities."

Collins & Aikman

As previously announced, on January 17, 2003 Textron sold its 50% interest in an Italian automotive joint venture to Collins & Aikman. This transaction will result in a $12 million after-tax gain in the first quarter of 2003.

Outlook

Textron expects full-year 2003 diluted earnings per share will be approximately $3.05. This estimate excludes restructuring costs and other special items that may occur, such as the gain associated with the sale of its Italian automotive joint venture interest. First quarter 2003 diluted earnings per share are expected to be approximately $0.50, excluding restructuring costs and the gain on the sale of the Italian automotive joint venture interest.

The company expects free cash flow before restructuring will be approximately $400 million. In addition, the company expects to receive a cash tax benefit of approximately $100 million related to the 2002 Snorkel transaction that will be recorded under cash flows from investing activities.

Fourth Quarter Segment Analysis

Due to the company's adoption of SFAS No. 142, 2002 net income excludes goodwill amortization. The company no longer includes amortization of goodwill in its internal evaluation of segment performance. Therefore, the company has recast its prior year segment results for comparability by reclassifying goodwill amortization and treating this expense as a below-segment profit item. Segment profits and margins discussed below for both periods have been adjusted to exclude restructuring charges and related costs.

These adjusted segment results can be useful in analyzing operating performance, but should be used only in conjunction with results reported in accordance with GAAP.

Aircraft

Aircraft segment revenues decreased $25 million, while profit remained stable at $137 million.

Cessna's revenues decreased $40 million, primarily due to lower sales of Citation business jets, single engine piston aircraft and aircraft engines. These decreases were partially offset by favorable pricing and higher used aircraft sales. Profit decreased $40 million, primarily due to the lower sales volume, the timing and level of supplier rebates, inflation and a higher net write-down for used aircraft valuations, partially offset by favorable pricing. Backlog at Cessna was $4.9 billion at the end of the quarter, excluding orders for the Citation Mustang.

Bell Helicopter's revenues increased $15 million, primarily due to higher revenue from the U.S. Government, partially offset by lower commercial sales. U.S. Government revenue increased due to higher revenue on the V-22 program, partially offset by lower revenue from the Huey and Cobra upgrade contracts and other U.S. Government sales. Commercial sales decreased primarily due to lower commercial aircraft sales, partially offset by higher foreign military sales and higher commercial spares and service sales. Bell's profit increased $40 million, primarily due to improved profitability in the V-22 and H-1 development programs and improved commercial profitability from higher spare parts volume and lower overhead costs. Backlog at Bell was $1.2 billion at the end of the quarter.

Fastening Systems

Fastening Systems revenues increased $39 million and profit increased $36 million.

Revenues increased primarily due to higher sales volume and the favorable impact from foreign exchange, partially offset by price reductions and the divestiture of non-core product lines in 2001. Profit increased primarily due to improved cost performance, including the benefit from restructuring activities, and the higher sales volume, partially offset by price reductions.

Industrial Products

Industrial Products revenues decreased $14 million, while profit increased $28 million.

Revenues decreased in most of the segment's businesses primarily due to lower sales volume from depressed markets and the divestiture of non-core product lines in 2001, partially offset by higher revenue in the golf car and turf care businesses. Profit increased primarily due to stronger cost performance, which included restructuring savings, partially offset by unfavorable sales volume.

Industrial Components

Industrial Components revenues decreased $306 million, while profit increased $12 million.

Revenues and profit declined $379 million and $8 million, respectively, due to the divestiture of Trim in 2001. Excluding Trim, revenues increased $73 million and profit increased $20 million. The revenue increase was primarily due to higher sales volume at Kautex as a result of new product launches, continued strength in the automotive market and the favorable impact of foreign exchange, partially offset by price reductions. Excluding Trim, the profit increase was primarily due to the higher sales volume and improved cost performance, which included restructuring savings. The increase in profit was partially offset by price reductions.

 Finance

Finance segment revenues and profit both decreased by $15 million.

Revenues decreased primarily due to a gain from a leveraged lease prepayment in 2001 and a lower average yield, reflecting the current interest rate environment, partially offset by securitization gains and interest income related to higher average receivables. Profit decreased primarily due to lower interest margin, primarily due to the impact of the lease prepayment gain, and higher legal and collection expenses.

Conference Call Information

Textron will host a conference call at 10:00 a.m. Eastern time today to discuss results and the company's outlook. This conference call will be accessible via webcast at www.textron.com or by direct dial at (888) 276-9996 in the U.S. or (612) 332-0335 outside of the U.S. (request the Textron Earnings Conference). The call will be recorded and available for playback beginning at 1:30 p.m. Eastern time on Thursday, January 23, 2003 by dialing (320) 365-3844 - Access Code: 639112. The recording will be available until midnight on January 30, 2003.

Textron Inc. (NYSE: TXT) is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans, (b) uncertainty in estimating the amount and timing of restructuring charges and related costs (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates, (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers, (e) government funding and program approvals affecting products being developed or sold under government programs, (f) cost and delivery performance under various program and development contracts, (g) the adequacy of cost estimates for various customer care programs including servicing warranties, (h) successful implementation of various cost reduction programs, (i) the timing of certifications of new aircraft products, (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied, (k) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers, (l) the availability and cost of insurance, (m) pension plan income falling below current forecasts, (n) Textron Financial's ability to maintain credit quality and control costs; and (o) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE MONTHS ENDED DECEMBER 28, 2002 AND DECEMBER 29,2001
(In millions except per share amounts)
(Unaudited)
	December 28, 2002		December 29, 2001
	As Reported	As Adjusted (a)	As Reported	As Adjusted (a)
REVENUES
MANUFACTURING:(b)
Aircraft	$1,396	$1,396	$1,421	$1,421
Fastening Systems	412	412	373	373
Industrial Products	436	436	450	450
Industrial Components	437	437	743	743
	2,681	2,681	2,987	2,987
FINANCE	181	181	196	196
Total revenues	2,862	2,862	3,183	3,183
PROFIT
MANUFACTURING: (b)(c)
Aircraft	$136	$137	$136	$137
Fastening Systems	19	20	(20)	(16)
Industrial Products	20	23	(7)	(5)
Industrial Components	40	44	32	32
	215	224	141	148
FINANCE (c)	47	47	62	62
Segment profit	262	271	203	210
Gain (loss) on sale of business (d)	(20)	-	339	-
Special charges (e)	(64)	-	(22)	-
Goodwill amortization (c)	-	-	(23)	(23)
Corporate expenses and other, net	(28)	(28)	(38)	(38)
Interest expense, net	(23)	(23)	(37)	(37)
Income from operations before income taxes and distribution on preferred securities	127	220	422	112

Income taxes	11	(68)	(158)	(38)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes	(7)	(7)	(7)	(7)
Net income	$131	$145	$257	$67

Earning per share:
Net income	$0.95	$1.04	$1.81	$0.47

Average diluted shares outstanding	138,362,000	138,362,000	142,460,000	142,460,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
TWELVE MONTHS ENDED DECEMBER 28, 2002 AND DECEMBER 29,2001
(In millions except per share amounts)
(Unaudited)
	December 28, 2002		December 29, 2001
	As Reported	As Adjusted (a)	As Reported	As Adjusted (a)
REVENUES
MANUFACTURING:(b)
Aircraft	$4,922	$4,922	$4,797	$4,797
Fastening Systems	1,650	1,650	1,679	1,679
Industrial Products	1,841	1,841	1,974	1,974
Industrial Components	1,615	1,615	3,162	3,162
	10,028	10,028	11,612	11,612
FINANCE	630	630	709	709
Total revenues	10,658	10,658	12,321	12,321
PROFIT
MANUFACTURING: (b)(c)
Aircraft	$452	$456	$338	$348
Fastening Systems	68	72	62	70
Industrial Products	83	91	106	114
Industrial Components	115	121	215	223
	718	740	721	755
FINANCE (c)	117	117	205	205
Segment profit	835	857	926	960
Gain on sale of business (d)	5	-	342	3
Special charges (e)	(128)	-	(437)	-
Goodwill amortization (c)	-	-	(98)	(98)
Corporate expenses and other, net	(114)	(114)	(152)	(152)
Interest expense, net	(108)	(108)	(162)	(162)
Income from operations before income taxes and distribution on preferred securities	490	635	419	551

Income taxes	(100)	(187)	(227)	(193)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes	(26)	(26)	(26)	(26)
Income before cumulative effect of change in accounting principle	364	422	166	332
Cumulative effect of change in accounting principle, net of income taxes (f)	(488)	-	-	-
Net income (loss)	$(124)	$422	$166	$332

Earning per share:
Income before cumulative effect of change in accounting principle	$2.60	3.01	$1.16	$2.32
Cumulative effect of change in accounting principle, net of income taxes (f)	(3.48)	-	-	-
Net income (loss)	$(0.88)	$3.01	$1.16	$2.32

Average diluted shares outstanding	140,252,000	140,252,000	142,937,000	142,937,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND TWELVE MONTHS ENDED DECEMBER 28, 2002 AND DECEMBER 29, 2001
(In millions except per share amounts)

(a)     The "As Adjusted" column excludes costs related to restructuring recorded in segment profit, expenses recorded in special charges, the impact of transactions related to the divestitures of the Automotive Trim and Snorkel businesses, the related tax effects of these items and the cumulative effect of the change in accounting principle. A reconciliation of income as reported to income as adjusted is as follows:
	Fourth Quarter		Twelve Months
	2002	2001	2002	2001
Net income (loss), as reported	$131	$257	$(124)	$166
Adjustments:
(Gain) loss on sale of businesses	20	(339)	(5)	(339)
Costs related to restructuring	9	7	22	34
Special charges:
Restructuring	14	18	63	81
Fixed asset impairment	12	4	27	28
Intangible impairment	-	-	-	328
Investment write-down	38	-	38	-
Tax impact of excluded items	(79)	120	(87)	34
Cumulative effect of a change in accounting principle, net of income taxes	-	-	488	-
Net income, as adjusted	$145	$67	$422	$332

(b)     In January 2002, Textron reorganized to reflect the sale of the Automotive Trim business and now reports under the following segments: Aircraft, Fastening Systems, Industrial Products, Industrial Components and Finance. Prior periods have been recast to reflect this change.

(c)     Pursuant to SFAS No. 142, beginning on December 30, 2001, goodwill is no longer amortized. To reflect the adoption of this Statement and the fact that the Company does not include amortization of goodwill in its internal evaluation of segment performance, the Company has recast its segment data for comparability by reclassifying goodwill amortization from segment profit in prior periods.

(d)     In the second quarter 2002, Textron recorded an adjustment to the gain on the divestiture of the Automotive Trim business as a result of transactions associated with the divestiture. The Automotive Trim business was sold to Collins & Aikman Products Co. in the fourth quarter 2001. In December 2002, Textron sold the Snorkel product line of its OmniQuip business unit as well as the OmniQuip Textron Inc. holding company to Elwood Holdings, LLC.

(e)     Special charges include restructuring expenses and fixed asset impairment write-downs associated with reducing overhead and closing, consolidating and downsizing manufacturing facilities, reducing corporate and segment personnel, consolidating operations and exiting non-core product lines.

(f)     With the implementation of SFAS No. 142, Textron recorded a $488 million after-tax transitional goodwill impairment charge comprised of $274 million in the Industrial Products segment, $111 million in the Industrial Components segment, $88 million in the Fastening Systems segment and $15 million in the Finance segment. As required by the Statement, these charges were recorded retroactively to the beginning of fiscal year 2002 as a cumulative effect of a change in accounting principle.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 28, 2002	December 29, 2001
Assets
Cash and cash equivalents	$286	$241
Accounts receivable, net	1,180	1,149
Inventories	1,611	1,727
Other current assets	810	900
Net property	1,981	2,044
Other assets	2,983	3,527
Textron Finance assets	6,654	6,464
Total Assets	$15,505	$16,052

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$23	$673
Other current liabilities	2,214	2,402
Other liabilities	2,055	1,842
Long-term debt	1,688	1,261
Textron Finance liabilities	5,607	5,427
Total Liabilities	11,587	11,605

Obligated mandatorily redeemable preferred securities
	512	513
Total Shareholders' Equity	3,406	3,934
Total Liabilities and Shareholders' Equity	$15,505	$16,052